Exhibit 99.p(29)
EMPLOYEE CONDUCT

Introduction

The firm has adopted and implemented the following code of ethics and policy on insider trading that describes the conditions under which Access Persons (as defined below) and persons related to Access Persons may engage in personal securities transactions.  The code of ethics and the insider trading policy seek to ensure that Access Persons and their related persons do not use (1) knowledge of actual or prospective client transactions to the detriment of clients or (2) material nonpublic information about a company or market.

Our firm and its Supervised Persons have a fiduciary duty to place the interests of our clients first.  The firm also values its good reputation and integrity.  As a result, the firm expects each Supervised Person to place the firm and our clients above his own self-interest and to conduct himself with the highest standards of ethical conduct.  Supervised Persons are expected to avoid any actual or potential conflicts of interest or the appearance of a conflict of interest, and they are expected not to abuse their position of trust and responsibility.

The firm has adopted its code of ethics and policy on insider trading in order to provide rules to govern (1) the conduct of Supervised Persons at work and the conditions under which they may engage in activities outside of their association with the firm, (2) the conditions under which Access Persons and their Affiliated Persons (as defined below) may effect personal securities transactions, and (3) the manner in which Supervised Persons should conduct themselves when in possession of nonpublic information.

Rule 204A-1 under the Advisers Act defines an “Access Person” as any Supervised Person (1) who has access to nonpublic information regarding any client purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund,1 or (2) who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.  Our managers, officers, and members are presumed by rule 204A-1 to be Access Persons.  In addition, pursuant to rule 17j-1 under the Investment Company Act, “Access Person” is defined to include “Advisory Persons,” which definition covers not only our managers, officers, and members but also (a) employees whose regular functions and duties put them in contact with information about securities purchased for the Fund, (b) employees who make investment recommendations relating to the Fund, and (c) natural persons who have a control

1
A “Reportable Fund” is any registered investment company (such as a mutual fund, a unit investment trust, a closed-end fund, or an exchange-traded fund) for which the firm serves as an investment advisor or sub-advisor or whose investment advisor or principal underwriter controls, is controlled by, or is under common control with the firm within the meaning of section 2(a)(9) of the Investment Company Act.  Our firm serves as investment advisor to The BeeHive Fund (the “Fund”), which is a separate series of Forum Funds, an investment company registered under the Investment Company Act.  Consequently, the Fund is a Reportable Fund.

relationship to the Fund or our firm and who obtain information concerning investment recommendations made to the Fund.  As a matter of best practice, we consider all of our personnel to be Access Persons, and we require all Supervised Persons to report to the CCO with respect to their personal securities holdings.  As a result, those persons whom we consider to be Access Persons for purposes of this code of ethics include all who would be considered Access Persons under the definitions in the Advisers Act and the Investment Company Act.

An “Affiliated Person” of an Access Person includes:

▪	The spouse and minor children of an Access Person;

▪	Any other persons living in the same household as the Access Person;

▪
A trust of which an Access Person or a person described in the first or second category is a trustee, the settlor (if the settlor has the ability to direct the terms of the trust once created), or a person with full or partial investment control, so long as a beneficiary of the trust is either an Access Person or a person described in the first or second category;

▪
A partnership or other entity that is controlled (either wholly or in part) or of which an Access Person or a person described in the first or second category owns more than five percent or in which an Access Person or a person described in first or second category has or shares investment control; and

▪	Any other person or entity deemed by the CCO to be an Affiliated Person.

Code of Ethics

Duties of CCO

The CCO is responsible for administering the code of ethics.  Any questions or concerns, including violations, with regard to the code of ethics should be promptly brought to the attention of the CCO.

Notwithstanding anything to the contrary herein, the CCO, or in her absence a person duly authorized to take her place, (1) may refuse to authorize a personal transaction that is permitted by the code of ethics when she determines that the transaction would be inappropriate under the circumstances and (2) may approve a personal transaction that is proscribed by the code of ethics or that is not described herein if she determines that the transaction would not be adverse to the interests of the clients of the firm and does not create an actual or potential conflict of interest or the appearance of a conflict of interest.  Notwithstanding the foregoing, the CCO or another authorized person may waive only provisions of the code of ethics that are not required by rule 204A-1 under the Advisers Act or rule 17j-1 under the Investment Company Act, and the basis for such action should be set forth in a writing maintained in our files.

Duties of Supervised Persons and Access Persons

Each Supervised Person is required to act on our behalf in a manner that complies with all laws and regulations under which we must operate, including without limitation the federal securities laws.  For these purposes, the federal securities laws include the Advisers Act, the Investment Company Act, the Securities Act of 1933, the Securities Exchange Act of 1934, Title V of the Gramm-Leach-Bliley Act (1999) regarding privacy, the Bank Secrecy Act, and any rules adopted under these statutes.

Nonpublic information regarding the firm and its businesses, employees, clients, suppliers, or vendors is confidential.  Except in connection with the performance of their duties, Supervised Persons may neither disclose this information nor use it for trading in securities or for other personal gain so long as they are, and after they cease to be, Supervised Persons.  Any Supervised Person who becomes aware, directly or indirectly, of a violation of the code of ethics, the insider trading policy, or a related law or rule should report the violation promptly to the CCO.  Further, all Supervised Persons should also promptly comply with the annual compliance certification procedures established by the CCO.

In addition, Access Persons are required to submit quarterly reports regarding personal securities holdings and transactions on behalf of themselves and their Affiliated Persons.  The CCO establishes the format for these reports based on the requirements of the rules under the Advisers Act and the Investment Company Act.

Code of Conduct

All personal securities transactions should be conducted in compliance with the code of ethics and the insider trading policy and in such a manner as to avoid any actual or potential conflict of interest, any appearance of a conflict of interest, or any abuse of our position of trust and responsibility.  Supervised Persons are required to resolve any doubt as to the meaning of the code of ethics or the insider trading policy in favor of the highest standards of ethical conduct.  The code of ethics and the insider trading policy do not attempt to identify all possible ethical requirements, and literal compliance with each of the specific provisions in the code of ethics will not shield a Supervised Person from liability for personal trading or other conduct that violates our fiduciary duty to our clients.

The firm encourages each Supervised Person to consult in advance with the CCO regarding any question concerning the propriety or reasonableness of a prospective transaction governed by the code of ethics or the insider trading policy.

Personal Securities Transactions

The firm and each Access Person owe our clients a duty of loyalty and a duty of care.  While the firm permits Access Persons and their Affiliated Persons to engage in personal securities transactions, the firm recognizes that these transactions involve the potential for conflicts of interest.

In general, an Access Person and his Affiliated Persons may not purchase or sell securities for his own account prior to our recommending the securities to, or purchasing or selling the securities for, our clients if the purchase or sale might disadvantage our clients in terms of the price of the security.  This practice is sometimes called front-running.

Furthermore, neither an Access Person nor his Affiliated Persons may misappropriate the investment opportunity of a client.  By way of illustration, an Access Person may not purchase securities for his own account if the purchase would preclude or hinder clients of the firm from purchasing securities that the firm would otherwise have recommended to or purchased or sold for them.

We have established the following guidelines and restrictions with respect to personal securities transactions:

1. Access Persons and their Affiliated Persons may generally have accounts holding securities through the firm or elsewhere, so long as these accounts are promptly reported to the CCO.  For these purposes, “securities” include equity securities, debt securities, securities of Reportable Funds (including the Fund), and certain derivatives and options (except options on futures).  The term also includes securities that are being offered in an initial public offering and securities to be acquired in a private offering pursuant to Regulation D or sections 4(2) or 4(6) of the Securities Act of 1933, including securities of private hedge funds and private equity funds.  If securities are not held in an account at a broker-dealer or bank, the Access Person is required to provide to the CCO quarterly reports in the form that she establishes with respect to transactions.

2. It is our policy that neither an Access Person nor his Affiliated Persons may effect a personal securities transaction unless specifically authorized by the CCO, William Spears, and Robert Raich in advance of the transaction.  Our traders maintain a written log of clearance requests.  Obtaining clearance enables the Access Person or his Affiliated Person to place an order on the date of the clearance only.  If the transaction is not completed on the date of the clearance, a fresh clearance is required before further trading occurs.

3. An Access Person or his Affiliated Persons may execute a personal transaction only on a day when, to the actual knowledge of the Access Person, the firm does not have an order pending for the accounts of our clients in the same security.

4. Neither a Supervised Persons nor his Affiliated Persons may knowingly effect any transaction in a security (including without limitation short-selling and the use of put and call options) that has an economic effect opposite to (a) a discretionary client transaction on the same day or (b) the portfolio holding of any client, unless prior to the transaction, the Supervised Person makes such a request to the CCO, specifying the reasons and justification for the transaction, and the CCO authorizes the transaction based upon a determination that the transaction does not disadvantage the clients of the firm and does not create a real or potential conflict of interest or the appearance of a conflict of interest.  The CCO maintains a written record of the request and her response.

5. Neither the firm nor any Access Person may purchase a security from or sell a security to a client of the firm.

6. No Access Person may, directly or indirectly, invest in any business, partnership, sole proprietorship, or joint venture that directly or indirectly competes with services provided by the firm, unless the investment represents a passive and insignificant ownership in a publicly traded company.  The making of any such investment is subject to this code of ethics.

Reporting

Each Access Person is required to submit to the CCO a quarterly report regarding all Reportable Transactions (as defined below) executed by, and Reportable Securities (as defined below) owned by, the Access Person and his Affiliated Persons.  The report is required to be submitted within thirty days following the end of each calendar quarter.  An Access Person is required to notify the CCO of any account established during the quarter by him or his Affiliated Persons using this quarterly report.  Each newly hired Supervised Person is required to submit to the CCO an initial report disclosing all Reportable Securities held by the Supervised Person and all of his Affiliated Persons.  This report is required to be submitted within ten days after the relationship between the Supervised Person and the firm commences.

For these purposes “Reportable Transactions” are all transactions in securities except (1) transactions in accounts over which a person has no direct or indirect influence or control, (2) transactions effected pursuant to an automatic investment plan (such as a dividend reinvestment plan), and (3) transactions in securities that are not Reportable Securities.  “Reportable Securities” include all securities except (a) direct obligations of the United States government, (b) bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements, and (c) shares issued by registered open-end investment companies (such as mutual funds) other than the Fund.

Unlawful Acts in Relation to the Fund

In compliance with rule 17j-1(b) under the Investment Company Act, it is unlawful for any affiliated person of or principal underwriter for the Fund, in connection with the purchase or sale, directly or indirectly, by the person of securities held or to be acquired by the Fund:

▪	To employ any device, scheme, or artifact to defraud the Fund;

▪
To make any untrue statement of a material fact to the Fund or to omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

▪	To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Fund; or

▪	To engage in any manipulative practice with respect to the Fund.

Any activity by our Supervised Persons that is prohibited by rule 17j-1(b) is treated as a violation of this code of ethics.

Policy on Insider Trading

A Supervised Person is prohibited from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others in violation of the Insider Trading and Securities Fraud Enforcement Act of 1988.  Any questions regarding this policy should be referred to the CCO.

The term “insider trading” is not clearly defined in federal or state securities laws, but generally it refers to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.  While the law concerning insider trading is not static, it is generally understood that the law prohibits:

▪	Trading by an insider on the basis of material nonpublic information;

▪
Trading by a non-insider on the basis of material nonpublic information, if the information either was disclosed to the non-insider in violation of the duty of an insider to keep it confidential or was misappropriated; and

▪	Communicating material nonpublic information to others.

Who is an Insider?  The term “insider” is broadly defined.  It includes the officers, directors, and employees of a company.  In addition, a person may be a “temporary insider” if he enters into a special confidential relationship with a company and, as a result, is given access to information that is intended to be used solely for company purposes.  A temporary insider may include, among others, the attorneys, accountants, consultants, and bank lending officers of a company and the employees of these organizations.  In addition, our firm may become a temporary insider of a client company that we advise or for which we perform other services.  If a client company expects our firm to keep the disclosed nonpublic information confidential and the relationship implies such a duty, then our firm and our Supervised Persons who have knowledge of the information will be considered insiders.

What is Material Information?  Trading on insider information is not a basis for liability unless the information is material.  “Material information” generally is defined as information that a reasonable investor would consider important in making an investment decision, or information that is likely to have a substantial effect on the price of the securities of a company, regardless of whether the information is related directly to the business of the company.  Information that Supervised Persons should consider material includes but is not limited to dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

What is Nonpublic Information?  Information is nonpublic until it has been effectively communicated to the marketplace.  For example, information found in a report filed with the SEC or appearing in The Wall Street Journal or other publications of general circulation is considered public information.

Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers.  A person may be subject to some or all of the penalties described below even if he does not personally benefit from the activities surrounding the violation.  Penalties include civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and fines for an employer or other controlling person of up to the greater of $1,000,000 and three times the amount of the profit gained or loss avoided.

Procedures to Implement Insider Trading Policy

The following procedures have been established to aid Supervised Persons in avoiding insider trading.  Failure to follow these procedures may result in dismissal, regulatory sanctions, and criminal penalties.

Identify Insider Information.  Before trading or making investment advice for any account on the basis of information about a company that is not generally available to the public, a Supervised Person should ask himself the following questions:

▪
Is the information material?  Is this information that an investor would consider important in making an investment decision?  Is this information that would substantially affect the market price of the securities if generally disclosed?

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Is the information nonpublic?  To whom has this information been provided?  Has the information been effectively communicated to the marketplace, such as by being published in publications of general circulation?

Report to CCO.  If, after consideration of the above, the Supervised Person has further questions as to whether the information is material and nonpublic:

▪	The Supervised Person should report the matter immediately to the CCO, who will advise the Supervised Person as to the proper course of action to take after review of the matter.

▪	Pending receipt of the advice of the CCO, the Supervised Person may not purchase, sell, or recommend the securities on behalf of himself or others, including our clients.

▪
The Supervised Person should not communicate the information inside or outside the firm other than to our CCO, unless and until the CCO permits it, and care should be taken to keep the information secure.

Sanctions

Upon discovering a violation of the code of ethics or the policy on insider trading, the CCO, in consultation with senior management, may impose sanctions as she deems appropriate, including reversal of a transaction, sale of a position at a loss, disgorgement of profits, a letter of censure, and suspension or termination of employment.

Training; Administration

The CCO meets with each newly hired Supervised Person to review the provisions of the code of ethics and the insider trading policy.  The CCO ensures that each Access Person provides the personal securities reports.  She reviews these reports to assess compliance with the code of ethics and the insider trading policy with respect to personal securities transactions and holdings.

The CCO is responsible for maintaining all records regarding the code of ethics that are required to be maintained by rules 204-2(a)(12) and 204-2(a)(13) under the Advisers Act and rule 17j-1(f)(1) under the Investment Company Act.  These records include (1) a list of our Access Persons, (2) reports, information, and requests submitted by or with respect to Access Persons and their Affiliated Persons, and (3) documentation of actions taken or responses given by the CCO under the code of ethics.

The CCO reviews, no less frequently than annually, the adequacy of the code of ethics and the insider trading policy, and the policies and procedures described herein, as well as the effectiveness of the implementation thereof, and maintains records evidencing the conduct of the review.  During the course of her review, the CCO considers any compliance matters that arose during the previous year, any changes in the business activities of the firm, and any changes in the Advisers Act or the Investment Company Act or related rules that suggest a need to revise the code of ethics or the insider trading policy.

Internal Accounting Controls

We have and maintain systems of internal accounting controls that permit the preparation of our financial statements in accordance with applicable laws, rules, and accounting principles.  No Supervised Person may directly or indirectly knowingly falsify or cause to be falsified any book, record, or account of the firm.  This includes expense accounts, approval of invoices submitted by suppliers or vendors, records of transactions with clients, and records of disposition of firm assets.

Personal and Professional Conduct

Our personnel are expected to avoid any actual or perceived conflict with our clients, as well as the appearance of a conflict, and to conduct themselves with the utmost integrity.  Therefore, Supervised Persons should comply with the following rules.

General

No Supervised Person may, either directly or indirectly:

▪
Solicit or demand, or accept or agree to accept, anything of value from any person or company in connection with either the performance of his duties at the firm or any business, transaction, or relationship involving the firm, except as set forth below under “Gifts, Amenities, and Entertainment;”

▪
Act on behalf of the firm in any material transaction in which the Supervised Person has any significant direct or indirect financial interest other than through the firm, unless otherwise approved in advance in writing by the CCO;

▪
Use confidential information about the firm or its businesses, employees, clients, suppliers, or vendors for personal benefit, or disclose material confidential information about the firm or its businesses, employees, clients, suppliers, or vendors to others outside of his job duties;

▪	Borrow money from any present or prospective client, supplier, or vendor unless the client, supplier, or vendor is a financial institution that makes loans in the ordinary course of its business;

▪	Make any political contribution of money or other property on behalf of the firm that would violate federal or state laws; or

▪	Provide our clients with legal or tax advice.

Any Supervised Person who is charged with or convicted of a crime should immediately report the event to the CCO.

Gifts, Amenities, and Entertainment

A Supervised Person may accept or provide normal and reasonable business amenities that facilitate the discussion of business, foster good business relations, or serve some other demonstrable business purpose.  A Supervised Person may accept or provide “reasonable entertainment” from or to current or prospective clients, suppliers, or vendors.  For these purposes, “reasonable entertainment” means entertainment whose purpose is to hold bona fide business discussions and for which the expense would be paid by the firm as a reasonable business expense.

Gifts of cash may never be accepted or offered, and a Supervised Person should immediately report an attempted gift of cash to the CCO.  We permit Supervised Persons to accept or offer non-cash gifts reasonably valued at less than $100 from or to current or prospective clients, suppliers, or vendors with whom the Supervised Person maintains an actual or potential business relationship.  If a Supervised Person receives such a gift, he should report it promptly to the CCO or her designee.  Discounts and price reductions not generally available to others are considered gifts; discounts or programs that are available to all employees under a general offer that has been approved by our CCO are not.  If a Supervised Person is uncertain about any non-cash gift that he wants to offer or has been offered, he should discuss the gift in advance with the CCO.

Outside Positions

In general, a Supervised Person may not:

▪
Accept employment with a company or engage in a business (including consulting and similar arrangements) that is competitive with the firm, that does business with or is seeking to do business with the firm, or that otherwise may conflict with the performance of his duties or the interest of the firm, unless approved in advance in writing by the CCO;

▪
Serve as a director, manager, officer, or partner of any business organized for profit, except with the prior written approval of the CCO, and if such service is on behalf of the firm, the Supervised Person should turn over all compensation (other than reimbursement for out-of-pocket expenses) received for such service to the firm; or

▪	Accept fiduciary or other appointments that may conflict with the performance of his duties for the firm or otherwise interfere with his employment or other relationship with the firm.

Several of our Supervised Persons are managers, officers, or employees of Abacus & Associates Inc., and their services are provided pursuant to a contractual arrangement between Spears Abacus Advisors LLC and an affiliate of Abacus & Associates Inc.  These relationships are specifically excluded from the general prohibition described above.

Supervised Persons are encouraged to participate in organizations that are involved in charitable, educational, or community activities.  While generally not in conflict with the firm, any appointments that involve making or approving investment decisions for the organization, such as membership on an investment committee, should be reported promptly to the CCO.